                                                                  Exhibit 10.7

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 8th day of April, 1994 by and between Culbro Corporation, a New York corporation ("Culbro"), and Jay M. Green ("Green").

     WHEREAS, Green is employed by Culbro in an executive capacity and Culbro desires to secure the continued services of Green, which are considered by Culbro to be valuable to it, for an extended period of time upon the terms and conditions herein provided; and

     WHEREAS, Green desires to continue in the full and active employ of Culbro in accordance with the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

1. EMPLOYMENT. Culbro hereby agrees to employ Green, and Green hereby agrees to remain an employee of Culbro, on the terms and conditions set forth herein, for the period commencing April 8, 1994 and expiring on April 7, 1999 unless sooner terminated as hereafter set forth. Subject to the terms of this Agreement, the period referred to in this Paragraph 1 shall be referred to as the "Employment Period."

2.   POSITION AND DUTIES.

     (a) During the Employment Period, Green shall occupy the position and perform the duties of Executive Vice President - Finance and Administration and Treasurer of Culbro (which duties shall be of the same general nature as those performed by the chief financial officer of similarly situated companies and substantially the same as those previously performed by Green) and shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the Board of Directors of Culbro (the "Board"), including duties in respect of The Eli Witt Company and any other subsidiary or affiliate of Culbro.

     (b) Green shall devote his best efforts and full business time to the diligent, faithful, efficient, and competent performance of his duties and responsibilities hereunder and will not engage in any other ventures or enterprises (other than certain affiliations of which Culbro is aware which pre-date the Employment Period) without the consent of the Board.

3.   COMPENSATION.

     (a) Base Compensation. Subject to the provisions of Paragraph 5 hereof, Green shall receive an annual base salary of $340,000, payable in substantially equal periodic installments. Green's annual base salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Compensation Committee") and may be increased in the sole discretion of the Compensation Committee.

     (b) Bonus. In connection with the close of each fiscal year of Culbro through the fiscal year ending prior to the end of the Employment Period, the Compensation Committee shall review the services provided by Green and the performance of Culbro for such fiscal year and shall award Green such bonus, if any, as the Compensation Committee in its sole discretion shall determine, provided that the bonus in respect of any fiscal year of Culbro shall not exceed 50% of Green's base salary for such fiscal year.

     (c) Benefits. Green shall be entitled to participate in or receive benefits during the Employment Period under all employee benefit plans or programs of Culbro, including but not limited to term life insurance, hospitalization and surgical and major medical coverage, vacations and holidays, long-term disability, long term performance, pension, 401(k) and other fringe benefits which are from time to time generally made available to executives of Culbro, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.

     (d) Expenses. During the Employment Period Green shall be entitled to receive reimbursement for reasonable expenses actually incurred by him in the performance of his duties (in accordance with past practice and the policies and procedures established by the Board for executive officers of Culbro), provided that any such expenses shall be reimbursable only to the extent that Green properly accounts therefor in accordance with established policy, and further provided that political contributions shall under no circumstances be reimbursable.

4.   STOCK OPTIONS.

     (a) Grant of Option. Culbro hereby grants to Green the option (the "Option") to purchase 125,000 shares of Culbro's Common Stock ("Common Stock") at an exercise price of $4.00 per share.

     (b) Exercisability. The Option shall become exercisable with respect to 20% of the shares of Common Stock covered thereby on the first anniversary of the date of this Agreement and with respect to an additional 20% of the shares of Common Stock covered hereby on each of the next four succeeding anniversaries of the date of this Agreement; provided, however, that if Green dies or Culbro terminates his employment as a result of his Disability prior to the fifth anniversary of the date of this Agreement, a portion of the Option, prorated to the date of his death or termination, that would otherwise have become exercisable on the anniversary of the date of this Agreement next succeeding his death or termination, shall immediately become exercisable. The portion of the Option which has become exercisable as aforesaid shall be referred to herein as the "Vested Stock Options". Except as otherwise stated herein, each Vested Stock Option shall expire and cease to be exercisable on and after the tenth anniversary of its having becoming exercisable as aforesaid and, except as provided in Paragraph 5 in each specific case, on or after the date Green ceases to be an employee of Culbro or its subsidiaries. The Vested Stock Options may be exercised in whole or in part and from time to time by the delivery of written notice to the Secretary of Culbro specifying the number of shares exercised, accompanied by payment in full of the exercise price of such shares of Common Stock. The exercise price of the shares of Common Stock as to which the Option is exercised shall be paid to Culbro at the time of exercise in cash, provided that the Compensation Committee in its sole discretion may permit Green to pay the exercise price by delivery of outstanding shares of Common Stock owned by Green and duly endorsed to Culbro or by any other arrangement for the payment of the exercise price as it deems advisable. As soon as practicable after receipt of such payment, Culbro shall deliver to Green a certificate or certificates for the shares of Common Stock so purchased.

     (c) The Option is nontransferable and during Green's lifetime maybe exercised only by Green.

     (d) Section 162(m) Disallowance. Green will use his reasonable best efforts to schedule his exercise of the Option so that the exercise of the Option will not result in a disallowance of a deduction on Culbro's federal income tax return for any year under section 162(m) of the Internal Revenue Code of 1986, as amended (a "Disallowance"). The Option may not be exercised in any year prior to the last tax year of Culbro in which it is exercisable ("The Last Year") to the extent that the exercise of the Option would result in a Disallowance. If Green delivers notice of exercise of the Option in The Last Year, but exercise of the Option in The Last Year would result in a Disallowance, then, at Culbro's option, the Option shall not be exercised in The Last Year and the period during which the Option is exercisable shall be extended for up to two years, during which years the Options originally sought to be exercised in The Last Year shall be exercised so as to minimize any Disallowance. All determinations as to whether an Option would result in a Disallowance shall be made by the Compensation Committee in its sole discretion after taking into account all compensation of Green.

     (e) Purchase Not for Distribution. At such time or times as Green may exercise the Option, Culbro may require Green to represent in writing that he is acquiring shares of Common Stock under the Option for his own account and not with a view to or for sale in connection with any distribution thereof, and that Green will not sell or otherwise dispose of any such shares of Common Stock except in compliance with the Securities Act of 1933 and the rules and regulations thereunder. Green recognizes that the shares of Common Stock acquired under the Option may be subject to certain transfer restrictions under the securities laws of the United States.

     (f) Adjustments. In the event of any stock split, dividends (other than ordinary cash dividends), distribution, combination, reclassification, recapitalization, merger, consolidation, liquidation or other similar change or transaction of or by Culbro which changes the character or amount of the shares of Common Stock while the Option is outstanding but unexercised, the Board shall make such adjustments in the exercise price of Common Stock subject to the Option as shall be equitable and appropriate in order to make the Option, as nearly as may be practicable, equivalent to the Option immediately prior to such change.

     (g) Additional Options; Previously Acquired Options. Other than the Option described above, during the Employment Period Green shall not receive any compensatory awards of Common Stock or Options to purchase Common Stock under any other plan or arrangement maintained or hereafter adopted by Culbro; however, any option to purchase Common Stock granted to Green prior to the date of this Agreement shall remain outstanding in accordance with its terms.

     (h) Change in Control. In the event that the group consisting of the Cullman and Ernst families and trusts for their benefit, partnerships in which members of the Cullman and Ernst families hold substantial direct and indirect interests, and charitable foundations and trusts of which members of the Cullman and Ernst families are directors or trustees (the "Cullman Group") own less than 40% of Culbro's Common Stock, then the Option shall become exercisable in its entirety notwithstanding Paragraph 4(b) of this Agreement.

5.   TERMINATION.

     (a) Death. If Green's employment terminates by reason of his death, Green's designated beneficiary or personal representative shall be entitled to any unpaid portion of his annual base salary prorated to the date of death and shall be entitled to exercise the Option, to the extent it was exercisable by Green on the date of his death or become exercisable by virtue of his death, within one year of Green's death but in no event later than the date the Option would have expired if Green had lived. Green's designated beneficiary or personal representative shall also be entitled to a prorated portion of any bonus awarded to Green by the Compensation Committee with respect to the year of his death. Green's designated beneficiary or personal representative shall be eligible for those death benefits, if any, available under the employee benefit plans and programs of Culbro and in which Green has participated.

     (b) Disability. If Culbro terminates Green's employment, as a result of Green's Disability, as hereinafter defined, Green shall be entitled to any unpaid portion of his annual base salary prorated to the date of such termination. For purposes of this Agreement, "Disability" shall mean Green's inability to discharge his duties and responsibilities under this Agreement due to either his physical or mental incapacity for a period of four (4) consecutive months or for an aggregate of five (5) months in any eight (8) consecutive month period. In the event Culbro terminates Green's employment due to Disability, he shall be entitled to continue participation in the employee benefit plans and programs of Culbro if and to the extent permitted by such plans. In the event Culbro terminates Green's employment due to Disability, he may exercise the Option, to the extent it was a Vested Stock Option on the date his employment terminated or became exercisable by virtue of such termination, within one year of such date, but in no event later than the date the Option would have expired in accordance with its terms.

     (c) Voluntary Termination. In the event of a voluntary termination of employment by Green, Green shall be entitled to an unpaid portion of his annual base salary prorated to the date of such termination. He may exercise the Option, to the extent it was a Vested Stock Option on the date his employment terminated, within 90 days from such event, but in no event later than the date the Option would have expired in accordance with its terms.

     (d) Termination for Cause. Culbro may terminate Green's employment hereunder for Cause. For purposes of this Agreement the term "Cause" shall mean gross negligence and gross misconduct which is materially injurious to Culbro or any of its subsidiaries, conviction of a felony or its equivalent under local law after appeal, continued failure by Green substantially to perform his employment duties and obligations (other than any such failure resulting from his Disability), or material violation of Paragraphs 6, 7 or 8 of this Agreement. Upon a termination of employment by Culbro for Cause, Green shall be entitled to an unpaid portion of his annual base salary prorated to the date of such termination. Other than Options which have already been exercised, no Vested Stock Options may be exercised in the event that Green's employment has been terminated for Cause.

     (e) Termination Without Cause. A "Termination Without Cause" shall mean a termination of Green's employment (i) by Culbro other than due to the events described in Paragraph 5(a), 5(b), 5(c) and 5(d) respectively; or (ii) by Green following: (A) a reduction, without his prior written consent, in his then current annual base salary, (B) the loss, without his prior written consent, of his title or position as Executive Vice President - Finance and Administration,
(C) a significant diminution, without his prior written consent, of his ongoing duties and responsibilities as Executive Vice President - Finance and Administration, (D) a significant diminution, without his prior written consent, of his benefits, or (E) his being required to report, without his prior written consent, to any person not a member of the Cullman Group. Culbro shall have the right to terminate Green in a Termination Without Cause at any time. In addition, a Termination Without Cause shall be deemed to have taken effect if Green shall have delivered a written notice to the Board within two months of the occurrence of one of the events listed in clause (ii) above, stating which one of those events has occurred and stating that he is terminating his employment pursuant to the provisions of Paragraph 5(e) of this Agreement.

     If a Termination Without Cause occurs, Green shall be entitled to a cash payment equal to 150% of his current annual base salary in effect on the date of termination. Furthermore, if a Termination Without Cause occurs during the first thirty (30) months of the Employment Period, the Option shall immediately become a Vested Stock Option with respect to (i) 87,500 shares of Common Stock, less (ii) the number of shares of Common Stock which had previously become Vested Stock Options pursuant to Paragraph 4(b). If a Termination Without Cause occurs during the last thirty (30) months of the Employment Period, the Option shall immediately become a Vested Stock Option with respect to all shares of Common Stock covered thereby. Green may exercise the Vested Stock Options for a period of 90 days following his Termination Without Cause.

6. AGREEMENT NOT TO COMPETE. Green agrees that in consideration of the benefits defined in this Agreement, until 18 months following the termination of his employment and regardless of the reason for any termination of employment (whether voluntary or involuntary and whether for Cause or otherwise), Green, except when acting on behalf of Culbro or any affiliate thereof, shall not engage in, be employed directly or indirectly by, hold a greater than one (1) percent equity interest in, or provide advise or act as a consultant to, any person or entity which is, or is about to be, engaged in any business substantially the same as any business engaged in (or actively being planned to be engaged in) by Culbro or its subsidiaries without Board approval. For purposes of this preceding sentence, a real estate business shall not be considered substantially the same as a business engaged in by Culbro or its subsidiaries unless that real estate business is conducted, in whole or in part, in the greater Hartford, Connecticut area.

7. NONSOLICITATION. Green agrees that until three years following the termination of this Agreement (regardless of whether his employment is continuing hereunder or has been terminated), he shall not, except when acting on behalf of Culbro or any affiliate of Culbro:

     (i) directly or indirectly solicit any person, corporation, partnership or other business entity which is, at the time of such solicitation, a customer of Culbro or its subsidiaries or affiliates, for the purpose of engaging in any business transactions of the nature performed by or conducted by Culbro or its subsidiaries at any time during this three year period with any such customer; or

     (ii) directly or indirectly employ, solicit for employment, or advise or recommend to any other person that he employ or solicit for employment, any person employed at that time by Culbro or its affiliates. This Paragraph shall not be construed to prohibit Green from responding, in accordance with Culbro policy, to reference requests received from prospective employers of former employees, if such reference requests are not related to an activity by Green prohibited under this Agreement; or

     (iii) solicit any employee of Culbro or its subsidiaries to terminate his employment.

8. NONDISCLOSURE.

          (a) Green agrees that during the Employment Period and until three years following the termination of this Agreement, Green shall not, without the prior written consent of the Board or a person authorized thereby, disclose or use (except (1) in the course of his employment hereunder and in furtherance of the business of Culbro or its affiliates or (2) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Culbro, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Green to divulge, disclose or make accessible such information) any confidential information or proprietary data of Culbro or its subsidiaries; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Green) or any information of a type not otherwise considered confidential or proprietary by persons engaged in the same business or a business similar to that conducted by Culbro or its subsidiaries.

          (b) Green agrees that upon termination of his employment with Culbro, for any reason, he will return to Culbro immediately any property, customer lists, information, forms, formulae, plans, documents or other written or computer material, software or firmware, or copies of the same, belonging to Culbro or its subsidiaries, or any of their customers, within his possession, and will not at any time thereafter copy or reproduce the same, except that he may retain personal notes, notebooks and diaries. Green further agrees that he will not retain or use for his own account at any time any trade names, trademark, service mark, or other proprietary business designation used or owned in connection with the business of Culbro or its subsidiaries.

9. CONTINUATION OF EMPLOYMENT. Unless the parties otherwise agree in writing, continuation of Green's employment with Culbro beyond the expiration of the Employment Period shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Green's employment may thereafter be terminated at will by Green or Culbro.

10. SUCCESSORS AND ASSIGNS. This Agreement and all rights hereunder shall inure to the benefit of and be enforceable by Green's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by Culbro's successors and assigns. This Agreement is personal in nature and shall not be assignable by Green without the written consent of the Board. Culbro may not assign or transfer this Agreement or any right or obligation hereunder to any other person, firm, corporation or entity except (i) in connection with any transfer of a majority of the assets of Culbro, or (ii) with the written consent of Green.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law but not the choice of law rules of the State of New York.

12. ARBITRATION. Any dispute or controversy arising under this Agreement relating to money damages or in connection with the interpretation of this Agreement shall be arbitrated and settled before and pursuant to the commercial rules of the American Arbitration Association which are then in effect.

13. AMENDMENT. No amendment, modification or waiver of this Agreement or any of its provisions shall be binding upon either party unless made in writing and signed by all parties.

14. VALIDITY. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of any portion or any provision of this agreement affect the validity or enforceability of th4e balance of such provisions.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

16. ENTIRE AGREEMENT. This Agreement, constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreement, understandings and arrangement between the parties hereto, all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein or incorporated herein by reference.

17. WAIVER. The observation or performance of any condition or obligation imposed upon Green hereunder may be waived only upon the written consent of the Board. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of Green under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.


                                        CULBRO CORPORATION:


                                        By: /s/ Edgar M. Cullman, Jr.
                                            ------------------------------
                                            Edgar M. Cullman, Jr.
                                            President


                                        JAY M. GREEN:


                                        By: /s/ Jay M. Green
                                            ------------------------------
                                            Jay M. Green

                 FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
                 BETWEEN CULBRO CORPORATION AND JAY M. GREEN


     This First Amendment to the Employment Agreement between Culbro Corporation, and Jay M. Green, is made by and between Culbro Corporation, a New York corporation ("Culbro"), and Jay M. Green, an individual ("Green"), effective April 8, 1994.

                                  WITNESSETH

     WHEREAS, Culbro and Green have entered into an Employment Agreement, dated as of April 8, 1994 (the "Agreement"); and

     WHEREAS, the parties desire to amend the Agreement as set forth below;
and

     WHEREAS, at the April 11, 1996 Annual Meeting of Shareholders, Culbro's shareholders approved in principle the amendments to the Agreement set forth below;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Section 3(b) of the Agreement is hereby amended in its entirety to read as follows:

                   (b) Bonus. In connection with the close of each fiscal year of Culbro through the fiscal year ending prior to the end of the Employment Period, the Compensation Committee shall review the services provided by Green and the performance of Culbro for such fiscal year and shall award Green such bonus, if any, as the Compensation Committee in its sole discretion shall determine, provided, however, that if performance targets set forth in any bonus plan in which Green participates are met at the 100% level, Green shall receive a bonus equal to 50% of his base salary for the fiscal year to which such bonus plan relates ("Target Bonus"), and provided further that Green shall be eligible, at the discretion of the Compensation Committee, to receive a bonus in excess of the Target Bonus with respect to any fiscal year in which such performance targets are met at a greater than 100% level.

2. Section 4(d) of the Agreement is hereby amended in its entirety to read as follows:

                   (d) Section 162(m) Disallowance. Green will use his reasonable best efforts to schedule his exercise of the Option so that the exercise of the Option will not result in a disallowance of a deduction on Culbro's federal income tax return for any year under section 162(m) of the Internal Revenue Code of 1986, as amended (a "Disallowance"). The Option may not be exercised in any year prior to the last tax year of Culbro in which it is exercisable ("The Last Year") to the extent that the exercise of the Option would result in a Disallowance, unless such exercise is specifically approved by the Section 162(m) Subcommittee of the Compensation Committee (the "Section 162(m) Subcommittee") and such approval is ratified by the Compensation Committee. If Green delivers notice of exercise of the Option in The Last Year, but exercise of the Option in The Last Year would result in a Disallowance, then, at Culbro's option, the Option shall not be exercised in The Last Year and the period during which the Option is excercisable may be extended for up to two years, during which years the Options originally sought to be exercised in The Last Year shall be exercised so as to minimize any Disallowance. All determinations as to whether an Option would result in a Disallowance shall be made by the Section 162(m) Subcommittee and Compensation Committee in their sole discretion after taking into account all compensation of Green.

3. All other provisions of the Agreement shall continue as therein provided, except that to the extent that any provision of the Agreement shall conflict with this Amendment the provisions of this Amendment shall control.

                   IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of January 11, 1997.



                                                CULBRO CORPORATION:

                                                By: /s/ Edgar M. Cullman, Jr.
                                                    -------------------------
                                                Its:      President
                                                    -------------------------


                                                JAY M. GREEN:

                                                By: /s/ Jay M. Green
                                                    -------------------------
                                                    Jay M. Green